Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

Strategic Environmental & Energy Resources Reports Third
Quarter 2016 Financial Results

Environmental Technology Solutions Revenue Increased 81% to $1.7 Million Driven by Media
Replacement Sales & New Landfill Project Awards

GOLDEN, Colo., November 8, 2016 – Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), a provider of environmental, renewable fuels and industrial waste stream management services, reported financial results for its third quarter ended September 30, 2016.

Third Quarter 2016 Financial Summary

●	Total revenue in Q3 2016 decreased 4% to $2.8 million versus $3.0 million in Q3 2015.

●	Q3 2016 revenues were $1.0 million in Industrial and Railcar Cleaning, $1.7 million in Environmental Technology Solutions (MV) and $0.04 million in Solid Waste (Paragon Waste Solutions).

●	Gross profit in Q3 2016 was $0.2 million versus $0.7 million in Q3 2015 (representing gross margins of 8.5% vs. 22.7%).

●	Q3 2016 adjusted EBITDA loss was $0.5 million compared to a loss of $0.4 million in Q3 2015.

●	Net loss in Q3 2016 was $0.8 million versus net loss of $0.5 million in Q3 2015.

Third Quarter 2016 and Subsequent Operational Highlights

●	Environmental Technology Solutions (MV & SEM)

○	MV engineering staff is currently engaged in 8 active projects in various stages of development representing a total, near-term revenue of approximately $4 million.

○	MV, together with REGS, was awarded an odor control system contract at the nation’s largest biogas facility. Designing the temporary system represents yet another example of where and how the MV technology was chosen over multiple competing technologies. Discussions with this customer are also underway to provide media and systems at its other facilities throughout the U.S.

○	Very recently secured $1.4 million of purchase orders for its H2SPlus(TM) hydrogen sulfide removal system in Massachusetts and New Jersey.

○	Added three new landfill projects (14 landfills operational in total); two new agricultural digester projects; one food and beverage facility, and one asphalt refinery system, all being commissioned by mid Q4 2016.

○	Shipped multiple orders for the Company’s proprietary BAM (bio-active media™) generating approximately $240,000 in high-margin sales in Q3 2016.

○	Awarded exclusive distributorship from a large European-based environmental company Axens, to sell its proprietary product, AXTrap™, a high-capacity adsorbent media offering economically competitive purification solutions to process greenhouse gas streams containing moderate amounts of sulfur in applications such as landfill gas and biogas. This exclusive distributorship creates an entirely new market segment with incremental recurring, high-margin revenue to complement the Company’s existing BAM and H2S solutions sales.

○	Entered into two contracts to design, fabricate and supply our new and exclusive SulfAx™ Systems optimizing our proprietary granular iron oxide media.

●	Paragon Waste Solutions - Corona Lux™

○	Notified on November 7, 2016 by the California South Coast Air Quality District (“District”) that the District is preparing a public notice to announce a final and unrestricted permit will be issued to our California partner MWS. All independent, third-party testing results have been accepted and were well below any District requirements. The public notice will be issued by the District in November and will require a statutory 30-day waiting period.

○	Granted a second U.S. patent for CoronaLux Waste Destruction Technology that incorporates all original and prior claims, and provides expanded new claims and protection of the underlying and core waste destruction technology. One additional patent was filed in 2016 further strengthening the IP portfolio.

○	Commenced the permitting process for CoronaLux technology rollout plan in Northern California at our current JV partner’s existing facility. In addition, scouting has begun for a third location in the California central valley area to complement the Southern and Northern California facilities. Eventually, Paragon and MWS expect to deploy 12-16 large CoronaLux systems to address the anticipated demand for in-state destruction of regulated medical waste and pharmaceuticals.

○	Filed the initial permit application in Texas with the TCEQ in support of three business development opportunities. Due to the large market opportunity Texas represents, additional resources have been deployed in conjunction with experienced and well-established medical waste partners that either have or are developing Texas-based medical waste facilities.

○	Engaged discussions with a new partner in Florida and both parties are evaluating a partnering agreement.

○	Completed commissioning of a new, large CoronaLux Model L system in the Southern UK market. The UK regulatory authorities (EU) have segmented requirements for cytotoxic substances and the team is working with the regulatory authority to define how the last series of tests on cytotoxic drugs will be conducted. As is the case in California, since the CoronaLux™ technology is new to this market and the regulatory authorities, very stringent review is being imposed on the facility, the technology and the application. While a general operating permit has been issued, specific operational parameters involving specific substances are being reviewed.

○	Expanded business development activities in China, and have new active inquiries/discussions being held with potential customers in several mid-western states, Arizona, Nevada, and potential foreign partners in Hong Kong, Panama, Brazil and Chile.

●	REGS/Tactical (Services)

○	In October REGS, together with MV as system designer, was awarded a contract to install and service an odor control solution at the nation’s largest biogas facility. The initial contract calls for installation of a temporary solution to be installed in November 2016 with an approximate $50,000 installation fee and a monthly rental fee in excess of $17,000. It is expected that a permanent solution will be designed by MV and installed by REGS late this year or early 2017.

○	Pursuant to a newly awarded master services agreement at one of the nation’s largest breweries, REGS commenced multiple, high-margin day-work projects that are expected to evolve into a permanent presence on-site with recurring revenue.

○	Achieved tangible progress on marketing efforts in Colorado and Wyoming to deploy MV’s patented and proprietary V3RU™ and V3RU Plus™ oil field vapor recovery technology to capture and recover fugitive emissions generated at smaller, stranded wells (10-75 bbl./day).

○	Commenced domestic service project in August 2016 with a new Fortune 500 oil field services company.

○	Commenced project in August 2016 with a Fortune Global 500 energy manufacturing and logistics company and negotiating future refinery and hydrovac projects.

○	Selected by a Fortune Global 500 pulp and paper company and, separately, a North American fertilizer company for chemical projects in in the fourth quarter.

○	Commenced new flaring capabilities to generate higher-margin cleaning of liquid propane gas cars at our Kansas facility in the third quarter of 2016. Approximately 60 high-margin rail cars are currently inbound for flaring and an additional 30-40 rail cars for ethanol cleaning at the Kansas facility.

○	In the fourth quarter of 2016 REGS will commence mobile cleaning at two new temporary facilities of approximately 320 rail cars.

○	Together REGS and Tactical are coordinating the start of new operations at the customer’s rail site in Baltimore, MD where approximately 100 rail cars are on site and a very large rail car cleaning contract (up to 1,000 cars) is being negotiated.

○	In addition to the increase in rail car cleaning demand at new facilities, Tactical’s existing facilities have a current and robust back log of rail cars for cleaning.

Management Commentary

“During the third quarter, we experienced solid operating results in our environmental technology solutions division that essentially offset a muted quarter for our industrial and railcar cleaning services division,” said SEER’s Chairman & CEO, John Combs. “While an upturn in the service revenue was expected by the end of the third quarter, actual recognition of service revenue has been delayed by the sales cycle, protracted contract negotiations with several customers and delays with facility set up caused by our partners’ internal and logistical issues. Tactical revenue actually increased for the first nine months of 2016 and we believe REGS is now poised for a significant rebound in the next two quarters, driven in large part by the introduction of our new chemical cleaning services and our recent success in securing new customers both within and outside of the oil and gas sectors.

“We are particularly pleased with MV Technologies $1.4 million in new purchase orders for its H2SPlus, Hydrogen Sulfide Removal System. The H2SPlus systems will be deployed into our first landfill gas project in Massachusetts and fourth landfill in New Jersey positioning this unit for a record year. MV continues to execute on a robust pipeline and we are confident it will deliver double-digit, year-over-year sales growth. Higher margin SEM revenues were $240,000 during the third quarter and we expect to continue growing this important component of our environmental technology solutions as our number of installations increase nationwide along with our new product media sales.

“The momentum with our H2SPlus System deployments in the LFG market is accelerating as we witness the end-markets for this technology embracing both the superior performance and reliability of our systems. Our customers also continue to be pleased with their operational savings and demonstrable compliance with today’s increasingly stringent air pollution requirements. The timing for MV’s growth in the landfill gas market couldn’t be more fortuitous as a recent study surrounding the waste-to-energy market concluded that while waste-to-power is flat lining in the United States, fuels from landfill gas are on the upswing,” continued Combs.

“On the international front, we entered into a very attractive exclusive distribution agreement with Axens, a European-based and very successful environmental company, and also established a partnership with one of the world’s largest biogas upgrading companies to represent MV in the New Zealand, Australian and Southeast Asian markets. This latter relationship is in response to recent regulatory pressure to reduce greenhouse gas emission from palm oil mill effluent.

“One of our key assets and growth engines is Paragon Waste Solutions’ disruptive waste destruction technology. In light of this month’s communication from California’s SCAQMD that a permit will be issued subject only to a final public notice, we now believe final unconditional approval will occur before year-end or very soon thereafter. The independent, third-party detailed test data gathered at our Southern California facility has confirmed we more than meet all the required operating metrics.

“In terms of our capital needs, we are currently entertaining offers for the sale of certain assets within our services business to strategic buyers and anticipate a transaction to be completed by the first quarter of 2017. Sale proceeds will help us strengthen our balance sheet, simplify our business model, minimize ongoing SG&A expenses while enabling us to allocate capital to the businesses we believe will drive the greatest ROI to the company and our shareholders. We look forward to sharing more on this and the ongoing commercial rollout of our CoronaLux technology at some of the upcoming investor conferences,” concluded Combs.

Third Quarter 2016 Financial Results

Total revenue in the third quarter of 2016 decreased slightly by 4% to $2.8 million versus $3.0 million in the third quarter of 2015. The primary reason for the decline was the 60% decline in industrial cleaning services revenue and a 25% decline in railcar cleaning services revenue for the quarter offset by an 81% increase in environmental services revenue.

Environmental Technology Solutions revenue in the third quarter of 2016 increased 81% to $1.7 million versus $1.0 million in the same year-ago quarter. The increase is primarily the result of increased media replacement sales, comparing Q3 2016 to Q3 2015 of approximately $0.1 million, but mostly attributable to project revenues which increased by approximately $0.7 million.

Industrial and Railcar Cleaning revenue in the third quarter of 2016 totaled $1.0 million versus $1.9 million in the third quarter of 2015, a decrease of $0.85 million or 45%. Railcar cleaning service revenue decreased $0.2 million or 25% while industrial cleaning services revenues decreased $0.6 million or 60% compared to the third quarter of 2015, principally due to a loss of routine maintenance services with our largest customer on April 1, 2016.

Solid Waste (PWS) revenue in the third quarter of 2016 totaled $0.04 million versus $0.1 million in the same year-ago quarter. The decrease in PWS revenue was due to no placement fees and non-refundable licensing fees, which are being recognized as revenue ratably over the initial term of the agreements of between 5-7 years.

Gross margins in the third quarter of 2016 decreased to 8.5% from 22.7% in the same year-ago quarter. The decrease in margin is due an increase in product costs of $648,500 as a result of an 81% increase in product revenues and principally due to unexpected cost overruns on one project.

Total operating expenses for the third quarter of 2016 decreased 2% to $3.57 million versus $3.65 million in the third quarter of 2015.

Net loss attributable to SEER in the third quarter of 2016 totaled $0.8 million or ($0.02) per diluted share, compared to net loss of $0.5 million or ($0.01) per diluted share in the same year-ago quarter. The net loss was primarily due to the 4% decline in revenues in Q3 2016 versus Q3 2015.

Adjusted EBITDA loss in the third quarter of 2016 totaled $0.5 million compared to adjusted EBITDA loss of $0.4 million in the same year-ago quarter (see definition and further discussion about the presentation of adjusted EBITDA, a non-GAAP term, below).

Further details about the company’s results in the third quarter of 2016 are available in its Quarterly Report Form 10-Q, accessible in the investor relations section of the company’s website at www.seer-corp.com.

Conference Call

Strategic Environmental & Energy Resources Chairman and CEO John Combs and CFO Monty Lamirato will host the conference call, followed by a question and answer period. Management will provide both qualitative and quantitative information that will expand on the details provided in this release.

Date:	Tuesday, November 8, 2016

Time:	4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number:	1-877-723-9522

International dial-in number:	1-719-325-4748

Conference ID:	5032130

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=121508 and via the investor relations section of the company’s website at www.seer-corp.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through December 7, 2016.

Toll-free replay number:	1-844-512-2921

International replay number:	1-412-317-6671

Replay ID:	5032130

Third Quarter 2016 Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the company with the Securities and Exchange Commission on November 8, 2016 in its Quarterly Report on Form 10-Q for the period ended September 30, 2016, and which can be viewed at www.sec.gov and in the investor relations section of the company’s website at www.seer-corp.com.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Modified EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended		Nine Months Ended

	9/30/2016	9/30/2015	9/30/2016	9/30/2015

Net loss	$(873,800)	$(644,500)	$(1,679,800)	$(2,117,200)

Non-controlling interest	83,600	107,700	223,100	380,500

Net loss applicable to SEER	(790,200)	(536,800)	(1,456,700)	(1,736,700)

Interest	56,000	5,500	258,300	45,000

Depreciation and Amortization	190,800	126,600	570,800	381,000

EBITDA, including non-controlling interest	(543,400)	(404,700)	(627,600)	(1,310,700)

Stock based compensation (option comp, warrant comp, stock issued for services)	11,500	27,500	84,000	175,800

Modified EBITDA, including non-controlling interest	$(531,900)	$(377,200)	$(543,600)	$(1,134,900)

EBITDA, excluding non-controlling interest	$(627,100)	$(512,400)	$(850,800)	$(1,691,200)

Modified EBITDA, excluding non-controlling interest	$(615,600)	$(484,900)	$(766,800)	$(1,515,400)

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has four wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC and SEER Environmental Materials, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”). For more information about the Company visit: www.seer-corp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates,” and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Investor Relations

MZ Group

Chris Tyson

Managing Director – MZ North America

Direct: 949-491-8235

chris.tyson@mzgroup.us

www.mzgroup.us

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	Unaudited	*
ASSETS
Current assets:
Cash	$142,300	$257,100
Accounts receivable, net of allowance for doubtful accounts of $250,400 and $246,500, respectively	1,929,600	1,298,900
Costs and estimated earnings in excess billings on uncompleted contracts	—	204,000
Prepaid expenses and other current assets	520,500	534,000
Total current assets	2,592,400	2,294,000

Property and equipment, net	3,972,600	4,331,300
Intangible assets, net	755,800	786,600
Asset related to pending settlement (Note 10)	720,000	—
Other assets	25,600	37,500
TOTAL ASSETS	$8,066,400	$7,449,400

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,811,400	$1,382,200
Accrued liabilities	938,100	889,500
Billings in excess of costs and estimated earnings on uncompleted contracts	700,400	587,900
Deferred revenue	188,300	133,900
Payroll taxes payable	987,600	970,500
Customer deposits	330,000	330,000
Current portion of notes payable and capital lease obligations	825,500	660,100
Notes payable - related parties, including accrued interest	11,800	31,800
Total current liabilities	5,793,100	4,985,900

Deferred revenue, non-current	330,600	337,200
Notes payable and capital lease obligations, net of current portion	1,296,700	1,161,400
Total liabilities	7,420,400	6,484,500

Commitments and contingencies

Stockholders’ Equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued
Common stock; $.001 par value; 70,000,000 shares authorized; 54,525,079 and 52,375,079 shares issued and outstanding 2016 and 2015, respectively	54,500	52,400
Common stock subscribed	25,000	50,000
Additional paid-in capital	19,074,700	17,690,900
Stock subscription receivable	(25,000)	(25,000)
Accumulated deficit	(16,843,800)	(15,387,100)
Total stockholders’ equity	2,285,400	2,381,200
Non-controlling interest	(1,639,400)	(1,416,300)
Total equity	646,000	964,900
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,066,400	$7,449,400

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30
	2016	2015	2016	2015
Revenue:
Products	$1,749,100	$965,500	$3,454,500	$2,796,000
Services	1,045,400	1,891,200	5,277,900	6,461,700
Solid waste	42,000	111,500	170,100	183,400
Total revenue	2,836,500	2,968,200	8,902,500	9,441,100

Operating expenses:
Products costs	1,323,100	674,600	2,388,600	1,929,300
Services costs	1,193,100	1,423,800	4,254,400	5,030,900
Solid waste costs	79,800	194,900	245,400	490,400
General and administrative expenses	532,200	668,800	1,582,800	2,093,500
Salaries and related expenses	445,700	685,600	1,817,900	2,012,600
Total operating expenses	3,573,900	3,647,700	10,289,100	11,556,700

Income (loss) from operations	(737,400)	(679,500)	(1,386,600)	(2,115,600)

Other income (expense):
Interest expense	(56,000)	(5,500)	(258,300)	(45,000)
Gain on debt settlement	—	42,400	—	42,400
Loss contingency	(48,000)	—	(48,000)	—
Other	(32,400)	(1,900)	(2,600)	1,000
Total non-operating expense, net	(136,400)	35,000	(308,900)	(1,600)

Net loss before earnings from equity method joint ventures	(873,800)	(644,500)	(1,695,500)	(2,117,200)

Income from equity method joint ventures	—	—	15,700	—

Net income (loss)	(873,800)	(644,500)	(1,679,800)	(2,117,200)
Less: Net loss attributable to non-controlling interest	(83,600)	(107,700)	(223,100)	(380,500)
Net income (loss) attributable to SEER common stockholders	$(790,200)	$(536,800)	$(1,456,700)	$(1,736,700)

Net loss per share, basic and diluted	$(.02)	$(.01)	$(.03)	$(.04)

Weighted average shares outstanding – basic and diluted	54,525,079	52,362,015	54,263,765	52,304,573